NEWS RELEASE CONTACT: Mike Kinney, Chief Financial Officer 281-419-3742 / mkinney@1epic.com

EPIC ENERGY RESOURCES ANNOUNCES
RESIGNATION OF CEO AND BOARD MEMBER

August 20, 2010 — Houston, TX — Epic Energy Resources, Inc. (OTCBB: EPCC) (“Company”) announced today that John Ippolito had resigned as President and CEO of the Company and that Alan Carnrite,  Chairman of the Board, would serve as interim CEO.  In addition, the Company announced that Tamer El-Rayess had resigned from the Board of Directors. Alan Carnrite, the Company’s Chairman stated, “On behalf of the Board and the Company we want to thank Mr. Ippolito and Mr. El-Rayess for their service and contribution to the Company and wish them the very best.”

About Epic Energy Resources Inc

Epic Energy Resources, Inc. is a Houston based integrated energy services company.  Epic provides business and operations consulting; engineering, procurement, and construction management; production operations & maintenance; specialized training, operating manuals, data management and data integration focused primarily on the upstream, midstream and downstream energy infrastructure.  Epic is headquartered at 1450 Lake Robbins Drive, Suite 160, The Woodlands, Texas 77380. Office - 281-419-3742, www.1Epic.com.

Forward Looking Statements

Certain statements included in this release constitute forward-looking statements.  These forward-looking statements are based on management’s belief and assumptions derived from currently available information.  Although Epic Energy Resources (“Epic”) believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results could differ materially from forward-looking statements expressed or implied herein as a result of a variety of factors including, but not limited to: a decline in the price of, or demand for, oil and gas, demand for Epic’s services, loss or unavailability of key personnel, inability to recruit or retain personnel, competition for customers and contracts, various potential losses associated with fixed-price contracts, general economic conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in Epic’s SEC filings.  Epic does not undertake any obligation to publicly update forward-looking statements contained herein to reflect subsequent events or circumstances.

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